EXHIBIT 99.2

On May 9, 2019, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

The conference is now being recorded. Welcome to the inTEST Corporation 2019 First Quarter Financial Results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press Star 1 on your push button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.inTEST.com. Again, to ask a question, you will press Star 1. I will now turn the call over to inTEST Investor Relations Consultant, Laura Guerrant. Ma'am, please go ahead.

Laura Guerrant:

Thank you, Chelsea, and thank you for joining us for inTEST’s 2019 First Quarter Financial Results conference call. With us today are James Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the quarter’s highlights, as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter, and discuss guidance for the 2019 second quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s Web site, www.intest.com.

Before we begin the formal remarks, the company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, indications of a change in the market cycles in the semiconductor and ATE markets or other markets we serve; changes in business conditions and general economic conditions, both domestically and globally; changes in the demand for semiconductors, generally; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; the possibility of future acquisitions or dispositions, and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure in our press release, which is posted on the investor page of our Web site, www.intest.com.

And lastly, we’ll be attending the following upcoming investor conferences, the 9th Annual LD Micro Invitational in Los Angeles on June 4, and the 11th Annual CEO Summit on July 10 in San Francisco. We look forward to seeing many of you. And with that, let me now turn the call over to James Pelrin. Please go ahead, Jim.

James Pelrin:

Thank you, Laura. I’d like to welcome everyone to our 2019 first quarter conference call. We reported solid results for the quarter, which were in-line with our guidance, despite the semiconductor industry downturn.

Consolidated Q1 net revenues of $18.1 million were down marginally compared to $18.4 million in the prior quarter, primarily attributable to the semi ATE weakness. Q1 gross margin was 49%, consistent with the 2018 fourth quarter. And non-semi revenues of $8 million for the quarter were consistent with 2018 Q4. Q1 consolidated bookings of $11.9 million, primarily reflect the cyclical and seasonal softening in the semiconductor industry in both the ATE market and front end manufacturing, where over half our business is derived.

Orders were also affected by reduced demand in our non-semi markets, specifically telecom optical transceivers, which we believe primarily reflects technological changes occurring in that market. These results included approximately $0.04 per share in expenses related to a potential acquisition. Recently, we were at the final negotiation stages of closing a deal with a company whose revenue profile is roughly the same as inTEST’s, and pulled back for various reasons.

If we had acquired that company, we would be well on our way to our goal of $200 million in annual revenue by 2020. Without that acquisition, reaching our revenue goal by 2020 is unlikely. We are now pursuing other opportunities in our pipeline, which are significantly smaller in revenue, but our goal to reach $200 million remains.

Our thermal segment is the combined business of inTEST Thermal Solutions or ITS, which primarily provides solutions for thermal test applications, and Ambrell, which provides induction heating solutions for use in the manufacturing sector. This diverse segment consists of a range of products addressing different applications in various industries, sold under a number of brands.

Q1 thermal segment net revenues of $12.6 million were down compared to $14.1 million in the prior quarter, and $13.2 million for the same period a year ago. However, our Thermal non-semi revenue at $8 million was essentially flat compared with the previous quarter. Thermal segment Q1 bookings of $8.8 million were down compared to $12.4 million in the prior quarter, primarily due to the downturn in the semiconductor market.

Our mil/aero and industrial customers continue to expand their capital equipment needs by purchasing a variety of thermal equipment, including chillers, air forcing systems, chambers and plates. We continue to advance our footprint in induction heating, developing a new materials handling application for an existing integrator.

Speaking of induction heating, now that we are no longer required to report separate results for the Ambrell portion of the Thermal segment, I want to take this opportunity to briefly highlight what I and the rest of the management team, and our board of directors, see as a highly successful acquisition.

We bought Ambrell in May of 2017, at which time they were operating at an annual run-rate of $19 million in revenue and $2.1 million in adjusted EBITDA. Since joining inTEST, with the operational improvements we’ve made, coupled with our financial strength and global footprint, Ambrell delivered $26.4 million in revenue in 2018 and adjusted EBITDA of $5.1 million.

Ambrell was a transformative acquisition that increased our scale, has grown our revenues and EBITDA, and meaningfully expanded our TAM, and has more than doubled our non-Semi revenue. Including the earn-out, which is now complete, we paid 8-times 2018 adjusted EBITDA for Ambrell, which we believe was an attractive price. Going forward, all the cash from our now-expanded business will be available to us as we look for additional growth opportunities, which is a high priority for us.

Turning to the EMS Products segment, which exclusively serves the semi test market and is cyclical and seasonal, Q1 revenues of $5.4 million were up compared to $4.3 million reported in the prior quarter, and down slightly compared to $5.6 million for the same period a year ago. The increase in EMS net revenues primarily reflects a substantial order we received in the last few days in December, which shipped in Q1. We do not expect a repeat to this order in the near-term, as this was driven by a one-time large order our customer had received from one of its customers related to a new product roll-out.

EMS Q1 bookings were down 48% sequentially to $3.1 million. The reduced EMS bookings were the result of the soft semiconductor market, particularly in the automotive and consumer electronics applications. In spite of the order weakness, EMS did acquire two new customers, an OEM that is developing a new 5G test system, and an Asian OSAT.

While Hugh will discuss our Q2 outlook in detail in his prepared remarks, I’d like to provide some color. Our guidance reflects our reduced order intake in Q1. And like many others in the industry, we expect each subsequent quarter to show improvement. Typically demand in our non-semi business is application based, with considerable customer fluctuation, which can cause variation in our results.

Likewise, demand in our semiconductor business can shift abruptly, causing significant variation in our results. Cyclicality and market corrections are simply the nature of our business, and we are very good at optimizing our segments in spite of the changes in demand. When we reported last quarter’s results, our customers were relatively confident in their outlook for the second half. We were seeing some softness then, consistent with the industry, but it wasn’t looking to last beyond the second quarter.

So what has changed? Our customers’ outlook. They just do not have the confidence in this timing that they did even back in March. While some have characterized the current industry conditions as a downturn, it could also be viewed as an inventory correction, a correction from the semiconductor super cycle, with many drivers to it, inventory levels being a key one.

I’m not in a position to predict the second half of the year. Even industry experts have mixed views on the semiconductor outlook. However, all agree that the market turnaround is coming. What is in question is the timing, and whether or not it will have significant impact on revenues in the current year.

This industry has been through many cycles and inTEST has successfully weathered every one of them. True to our strategy, we are expanding the company from our roots in semiconductors to be a broad-based supplier to multiple industries, and have structured the company for both operational and financial efficiency, enabling us to navigate variable market conditions.

Our product set and our technologies are very much in demand, and we have always excelled in up-cycles. The cornerstone of our future growth is acquisitions of complementary businesses, where we will focus on several opportunities with strong margins, leading to $200 million dollar revenue. Our core strength is our ability to assimilate and optimize these acquired businesses.

In closing, we are leading our business with the same passion for meeting customer challenges and the operational excellence that has come to define our company. We continue to excel with our capabilities to deliver precision-engineered thermal, mechanical and electronic solutions, and are well positioned to participate as the semiconductor industry rebounds.

And with that, I’d like to turn the call over to Hugh. Hugh?

Hugh Regan:

Thanks, Jim. First quarter 2019 consolidated bookings of $11.9 million decreased 35% sequentially, and 42% year-over-year. Consolidated net revenues of $18.1 million for the quarter ended March 31, 2019 came in at the low end of our guidance, representing a decrease of 2% sequentially and 4% year-over-year.

Thermal segment first quarter bookings of $8.8 million were down 29% sequentially and 39% year-over-year. And thermal segment Q1 net revenues of $12.6 million decreased 11% sequentially and 5% year-over-year.

EMS segment Q1 bookings of $3.1 million were down 48% sequentially and 50% year-over-year. And Q1 EMS revenue of $5.4 million increased 27% sequentially, but were down 4% on a year-over-year basis.

There was very little change in the breakdown of end user and OEM net revenues, as well as non-semi revenues between the fourth quarter of 2018 and the first quarter of 2019. First quarter 2019 end user net revenues were $16 million, or 89% of net revenues, compared to $16.4 million or 89% of net revenues in the fourth quarter.

Q1 OEM net revenues were $2 million, or 11% of net revenues, unchanged from the fourth quarter. Net revenues from markets outside of the semiconductor market were $8 million, or 44% of net revenues, compared with $8.1 million, or 44% of net revenues in the fourth quarter.

Our first quarter gross margin was $8.8 million, or 49%, as compared with $9 million, or 49% in the fourth quarter. While the gross margin was unchanged for the first quarter as compared to the fourth quarter, we did experience a slight increase in our fixed manufacturing costs as a percentage of net revenues, partially offset by a comparable reduction in our component material costs as a percentage of our net revenues.

Our fixed manufacturing costs, which were essentially flat on an absolute dollar basis at $2.7 million for both Q1 2019 and Q4 2018, were less favorably absorbed in the first quarter due to the lower net revenues. As a result, these costs represented 15.2% of our net revenues in the first quarter as compared to 14.7% in the fourth quarter.

Our consolidated component material costs decreased slightly from 33.7% in Q4 to 33.2% in Q1, reflecting lower component material costs in our Thermal segment. The decrease in component material costs in our Thermal segment, which declined from 33.7% in the fourth quarter to 32.9% in the first quarter, was due to a more favorable product and customer mix in the first quarter, as compared to the fourth quarter. This decline was partially offset by a slight increase in the component material costs of our EMS segment, which saw its component material costs grow from 33.5% in the fourth quarter to 33.7% in the first quarter, reflecting a less favorable product and customer mix.

Selling expense was $2.4 million for the first quarter compared to $2.3 million for the fourth quarter, an increase of $68,000 or 3%. Increases in our Thermal segment’s salary & benefit costs and commission expense were almost fully offset by decreases in travel and warranty related expenses.

Engineering and product development expense was $1.3 million for the first quarter compared to $1.2 million in the fourth quarter, an increase of $109,000 or 9% sequentially. The increase was driven by growth in consolidated salary & benefit costs and third-party development consultants, partially offset by reductions in IP legal costs in our Thermal Products segment.

General and administrative expense was $3.7 million for the first quarter compared to $3.2 million for the fourth quarter, a sequential increase of $579,000 or 18%. Included in our first quarter G&A expense was $352,000 of acquisition related expense that Jim spoke about earlier in the call, as well as $100,000 of non-recurring expense related to the search for a new board director.

When adjusted to remove these non-recurring costs, which totaled $452,000 or just under $0.04 per diluted share when tax effected, our first quarter G&A expense would have been $3.3 million, which would have only been an increase of $100,000 or 3% sequentially.

Other income was $21,000 in the first quarter compared to other expense of $34,000 in the fourth quarter. The fourth quarter other expense was driven by $50,000 in foreign exchange transaction losses, while the first quarter of 2019 other income reflected less than $1,000 in foreign exchange losses, as well as increased interest income.

We accrued income tax expense of $324,000 for the first quarter, compared to $295,000 in the fourth quarter. Our effective tax rate was 22.2% in Q1 compared to a negative 59.4% in the fourth quarter. Our unusually high effective tax rate in the fourth quarter was the result of the impact of the contingent consideration liability adjustments of $2.8 million booked in that quarter not being tax deductible.

In addition, during the fourth quarter of 2018, we accrued a tax benefit of $233,000 related to the foreign derived intangible income deduction allowable for tax years beginning after December 31, 2017. When adjusted to remove the impact of the contingent consideration adjustment and the recording of the tax benefit related to the foreign derived intangible income deduction, our effective tax rate would have been 22.7% for the fourth quarter of 2018.

At March 31, 2019, we had a deferred tax liability of $2.6 million, and we currently expect our effective tax rate for the balance of 2019 will be in the range of 21% to 23%. For the quarter ended March 31, 2019, we had net income of $1.1 million, or $0.11 per diluted share, compared to a net loss of $792,000 or $0.08 per diluted share for the fourth quarter of 2018.

Adjusted net earnings for the first quarter were $1.5 million, or $0.14 per diluted share, compared with fourth quarter adjusted net earnings of $2.3 million, or $0.23 per diluted share. Adjusted net earnings is a non-GAAP measure, which is derived by adding acquired intangible amortization, adjusted for the related income tax expense to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

Diluted weighted average shares outstanding were 10,414,330 at March 31, 2019. We did not issue or re-purchase any shares during the first quarter.

Depreciation expense was $181,000 for the first quarter, down from $184,000 in the fourth quarter, and intangible amortization was $317,000 in both the first and fourth quarters.

EBITDA was $2 million for the first quarter compared to $4,000 reported for the fourth quarter. And when adjusted for the $2.8 million contingent consideration liability adjustment recorded during the fourth quarter, adjusted EBITDA would have been $2.8 million for Q4.

Consolidated headcount at the end of March, which includes temporary staff, was 225, a reduction of one staff person from the level we had at December 31.

I will now turn to items on the balance sheet. Cash and cash equivalents at the end of the first quarter were $8.2 million. This is down $9.7 million from December 31 due to the payment of $10 million of the $12.1 million earn out payable during the first quarter. The final $2.1 million of the earn-out payable was paid on April 15th. Cash today stands at $7.3 million.

We currently expect cash and cash equivalents to decline in the second and third quarters of 2019 and then increase in the fourth quarter of 2019, prior to the impacts of any further acquisition related activities.

Accounts receivable decreased $402,000 to $10.2 million at March 31, and inventories increased $626,000 sequentially to $7.1 million at the end of the first quarter. Also during the first quarter, we implemented ASC 842 for leases and recorded right of use assets of $4 million and related operating lease liabilities of $4.4 million.

Capital expenditures during the first quarter were $141,000, up from $78,000 in the fourth quarter. And the backlog at the end of March was $7.2 million, down from $13.4 million at the end of December. The reduction in our backlog was primarily driven by the semi-related market softness discussed earlier in today’s call.

In terms of our financial outlook, as noted in our earnings release, we expect that our net revenues for the quarter ended June 30, 2019, will be in the range of $14 million to $15 million, and that we will incur a net loss which will range from $0.02 to $0.08 per diluted share. We expect that our adjusted net earnings or loss will range from net earnings of $0.01 per diluted share, to a net loss of $0.05 per diluted share. We currently expect that our Q2 2019 product mix will be more favorable as compared with the first quarter of 2019 and that the second quarter gross margin will range from 44% to 47%.

Operator that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. At this time, we will open the lines for questions. If you would like to ask a question, please signal by pressing Star 1 on your telephone keypad. If you like using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Again, please press Star 1 to ask a question. And our first question will come from Jaeson Schmidt with Lake Street Capital.

Jaeson Schmidt:

Hey guys, thanks for taking my questions. Just want to start, Jim, with your comments on the customers’ confidence sort of softening over this past quarter, I know you mentioned a potential inventory correction. Just curious if you think customers pulled in orders into Q1, or any additional color around that would be helpful.

James Pelrin:

I'm not sure that I can say that customers have pulled in orders in Q1. I think that there was - our customers were holding a lot of inventory. And I know that they're burning off of our products, and I know that they're burning off that inventory now, and that's one of the reasons why we have soft orders.

Jaeson Schmidt:	Okay. And just given the general softness in the semi industry, just curious if you're seeing any significant changes from a pricing standpoint in any of your product lines.

James Pelrin:	No, nothing. Frankly it’s - the quote process has been strong, but the time from quote to order has become extended, and that's really what's happening.

Jaeson Schmidt:

Okay, that's helpful. And the last one for me and I'll jump back into queue, I know there is some onetime in nature expenses that impacted OpEx in Q1, but how should we be thinking about OpEx trending the rest of this calendar year?

Hugh Regan:

I'll answer that one. Jaeson, we expect some additional deal related expenses in the second quarter. That’s what's really driving the loss that we’ve guided to. That, we're essentially at breakeven with those revenue levels. So there’s - there might be a slight operating loss depending on where revenue finally winds up. But we - it's really an additional $300,000 to $400,000 potentially in transaction expenses coming through. We’re waiting for the final numbers to come in from all the professionals we engaged in connection with the transaction.

Jaeson Schmidt:	Okay. That’s helpful. Thanks a lot guys.

Hugh Regan:	Thank you.

James Pelrin:	Thank you.

Operator:	Thank you. Our next question will come from Theodore O’Neill with Litchfield Hills Research.

Theodore O'Neill:	Oh, hi. Hugh, usually when there's a breakup like that, you guys get paid.

Hugh Regan:

Hey. I only wish we could have. You know, it would have softened the blow. But, you know, this is the cost of doing business. You know, we've had this occur in the past. And this particular opportunity unfortunately, was the softness in our business recently, as well as other issues that just made this transaction not tolerable for us at this time.

Theodore O'Neill:	Yes, that's too bad. So anyway, thank God you’ve diversified into the industrial side because if I look at the math here, the semiconductor bookings dropped by half sequentially.

Hugh Regan:	Yes, we’re very happy that we diversified.

Theodore O'Neill:

And I had to go back a long ways to find semiconductor bookings number that low. I went to the third quarter of 2001, or the third quarter of ’98, to get to a number. And I was wondering if you could - I know part of that is your rationalization of the semiconductor side of the business, but could you also talk about that and like sort of the geographic nature of the decline too.

Hugh Regan:	Sure. Jim, do you want to respond to that?

Jim Pelrin:

Sure. Well, first geographically, the semiconductor business industry we find soft in the US and in Europe. China is absolutely dead. We find China is just - there's just nothing going on there. That’s affected probably the - it’s affected iTS considerably because they send a lot of Thermo-streams into China, and there's been little or no activity there.

It’s also affected EMS because there's really only one or two of EMS’s customers that are still active in China, actively putting capital equipment in China. So that's been a real blow. And we're not sure when that's going to resolve itself. But it has been like that in the fourth quarter and our numbers were substantially stronger.

So we believe that in the coming quarters, we're already starting to see some pickup in the US and Europe, and we think that that's going to carry us to much more healthier numbers, but still not at the super cycle levels when China was very strong.

Theodore O'Neill:	Okay. Thanks very much.

Operator:	Thank you. Again, to ask a question, please press Star 1. And our next question comes from Dick Ryan with Dougherty & Company.

Dick Ryan:

Thank you. So Hugh, back on the OpEx question, you talked about some acquisition related expenses flowing through Q2. How about any other cost control measures that you guys might be implementing going forward? Is there anything like that stacking up for Q3 or Q4?

Hugh Regan:

We're going to have to take a look at that. You know, as Jim mentioned earlier, we expect this to be short lived. So I'm not sure that we would be implementing cost controls, other than possibly just delaying implementation of certain initiatives that we might have been planning that we're going to add cost such as new hires or other things.

James Pelrin:	Yes we are - not to interrupt Hugh, but we certainly are pulling back on new hires. Critical replacements we're moving forward with, but new hires we're holding off on.

Hugh Regan:	Right. But, you know, at this point, Dick, we really expect this to rebound by the third - fourth quarter. And if we go longer than that or get deeper, we may take that issue, as we have in the past.

Dick Ryan:

Okay. And Jim, you talked about optical transceivers being weak maybe due to technical changes going forward. Do you think any of your industrial heating applications will still serve the direction of those new changes? And then maybe stepping back on a more macro picture, what's the pipeline for the industrial heating segment looking like now? And have you been able to expand that footprint globally at all?

James Pelrin:

Okay. Well, first, the optical transceiver market has actually served its - we’re in production test through our iTS division. And that market is undergoing a change in that the products are maturing. So they are - actually they’re relieving their specifications, test specifications so that they can reduce the cost of tests. They don't have to test as long or to the extremes.

So the demand for our solution has reduced because of that. And where it would normally pick up is with the new 400G product that's actually in development and being sold now, but they're behind the 8-ball and actually miniaturizing that. It's still quite a big piece of hardware and it's emitting 15 amps of - sorry, 15 watts of heat, and that's very high and that's got to be handled through chambers and methods like that, not our method, because they haven't been able to reduce the size and reduce the thermal load on it.

As far as our induction heating business, that pipeline is not nearly as full as it was because of the semiconductor industry. We have to remember that 32% of that business last year was semiconductor. And so they've really been hit hard by the semiconductor slowdown, because they were principally in two areas in semiconductor: one was in deposition and the other was in crystal growth.

And both of those areas, their customers are working off inventory that they acquired last year, late last year. So we don't expect orders to pick up significantly from them until probably late second quarter or early third quarter. The non-semi pipeline is actually up. The non-semi business for them is actually up compared to last year, and for the pure industrial products. So we think that the industrial market is still quite healthy.

Dick Ryan:	Okay. Thank you.

Operator:	Okay, thank you. Our next question will come from Rob Romano.

Rob Romano:	Thank you for taking my call. Jim, your previous comments regarding the acquisition, did you say the one that did not close, that would have doubled the size of the company?

James Pelrin:	Yes. That’s correct.

Rob Romano:	Okay. Was - that deal not closing, was that inTEST’s decision?

James Pelrin:

Yes, it was. It was driven primarily because as we were going through this acquisition process, we were in the semiconductor super cycle and we were very healthy, with generating quite a bit of cash. And when we saw this downturn - as we saw the downturn develop during Q1, we realized that we just couldn't move forward with it because we just wouldn't - it became unpalatable for the company because of that. So it's really because of the semi cycle downturn.

Rob Romano:	Okay. Does that - in reference to the $200 million, is that number now considerably lower?

James Pelrin:

No. It’s - I like to remind people. That’s still our goal. I don't think we'll reach that goal by 2020, but we have a pipeline of several other companies that are smaller, and we are moving forward very quickly on those. Some of them are bolt-ons. Some of them are small standalones. But they all meet our strategic requirements, and, you know, we hope to be successful. And in fact we - you know, our goal is to do more than one a year, if we can do that possibly. If we can do three a year, we would do that. But our $200 million goal stands.

Rob Romano:	Okay. So the pipeline is still there, and even though this one didn't go through, you're still looking to potentially do a deal here?

James Pelrin:	Absolutely. We will do a deal at some point.

Rob Romano:	Okay. Thank you.

Operator:	All right. Thank you. I believe that there were questions submitted in advance. Mr. Regan, would you like to address those?

Hugh Regan:	Yes. Thank you very much, operator. We had several people raise questions about generation of shareholder value. Jim, would you like to respond to those?

Jim Pelrin:

Sure. First, let me say that this is a question that management and the board give considerable thought to, and we spend a lot of time strategizing on how best to do this. I've been with the company for 18 years, but I've been CEO for just under a year and a half. And in that time, I think we've significantly strengthened the company and we’ve structured it for growth. We're taking a long-term look at value.

We know that because of the markets that we're in, the cyclicality, the seasonality, we're going to have ups and downs. Our goal is to increase shareholder value over the long term. And I think if you look at what we've done over the last four or five years, our performance indicates that we've been successful at that.

You know, historically, we've always been a small semiconductor capital equipment company, and we’re still small for sure, but we really have transitioned into the broader industrial space, and that's really helping to shore us up and protect us in times like this. But all of these things that we're doing, they don't happen overnight, and it takes time, and we believe we're building an enterprise that's really wider and deeper than it was.

And it may not be immediately apparent to shareholders, but I think the company is richer. I think the technologies and the product offerings are broader and they're serving a much greater application in a much greater number of industries. And, you know, we leverage our core strengths to do this.

We’re able to assimilate and optimize acquired businesses and get the most out of them. And I think that'll take us to the next level. And again, I say our $200 million goal is still our $200 million goal. I think what what's changed is the time to get there, because we're probably going to have to do it in smaller bites. But that's still our goal. So I think through that, there will be considerable shareholder value generated.

Hugh Regan:	Thank you for that answer, Jim. We're now happy to close. Jim, any final comments?

James Pelrin:

No. I’d just like to thank everyone for your interest in inTEST and we look forward to seeing you at the conferences Laura mentioned, as well as updating you on our progress when we report our second quarter results. Operator, the call is concluded.

Operator:	Thank you, sir. Thank you everyone. This concludes today’s teleconference and you may now disconnect. Please enjoy the rest of your day.